EXHIBIT 21.1
SUBSIDIARIES OF MEDIANEWS GROUP, INC.

Subsidiary	State of Incorporation
Northwest New Mexico Publishing Company (59.4% ownership percentage in Texas-New Mexico Newspapers Partnership, which includes: Las Cruces Sun-News, The Deming Headlight, Alamogordo Daily News, Ruidoso News, The Daily Times (Farmington), Carlsbad Current-Argus, El Paso Times, York Daily Record, The York Dispatch, The Evening Sun (Hanover), Lebanon Daily News)
Delaware
Texas-New Mexico Newspapers Partnership	Delaware
The York Newspaper Company	Delaware
York Dispatch LLC	Delaware
York Daily Record — York Sunday News, LLC	Delaware
Los Angeles Daily News Publishing Company, (Daily News)	Delaware
Long Beach Publishing Company, (Press-Telegram)	Delaware
Graham Newspapers, Inc., (The Graham Leader, KSWA, KWKQ, KLXK, KROO)	Delaware
New England Newspapers, Inc. (North Adams Transcript, Brattleboro Reformer, Bennington Banner, The Berkshire Eagle (Pittsfield)	Delaware
New England Internet Media Publishing, Inc.	Delaware
Clock Tower Condominium Association	Delaware
Lowell Publishing Company, (The Sun)	Delaware
Lowell Internet Media Publishing Company, Inc.	Delaware
The Denver Post Corporation, (The Denver Post)	Delaware
Eastern Colorado Publishing Company	Delaware
MediaNews Group Interactive, Inc.	Delaware
Rate Watch, Inc.	Delaware
MNG/PowerOne Media Holding Company, Inc.	Delaware
West Coast MediaNews LLC (54.23% Ownership percentage in California Newspapers Partnership which includes: The Oakland Tribune, Tri-Valley Herald (Pleasanton), The Argus (Fremont), The Daily Review (Hayward), Alameda Times-Star, San Mateo County Times, Inland Valley Daily Bulletin (Ontario), Enterprise-Record (Chico), San Gabriel Valley Tribune, Whittier Daily News, Pasadena Star-News, Times-Standard (Eureka), Mercury-Register (Oroville), Times-Herald (Vallejo), Marin Independent Journal, Lake County Record-Bee (Lakeport), The Daily Democrat (Woodland), Ukiah Daily Journal, Redlands Daily Facts, Red Bluff Daily News, The Sun (San Bernardino), Paradise Post, The Reporter (Vacaville), Original Apartment Magazine, LA.com)
Delaware
California Newspapers Partnership	Delaware
California Newspapers Limited Partnership	Delaware
Connecticut Newspapers Publishing Company, (Connecticut Post)	Delaware
Alaska Broadcasting Company, Inc., (Northern Television, Inc. KTVA).	Alaska
MediaNews Services, Inc.	Delaware
Utah Media, Inc., (The Park Record)	Delaware
Kearns-Tribune, LLC, (The Salt Lake Tribune)	Delaware
Nimitz Paper Company	Delaware
The Detroit News, Inc., (The Detroit News)	Michigan
Charleston Publishing Company	Delaware